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                                                                    Exhibit 23.2


                         Consent of Independent Auditors



The Board of Directors and Stockholders
Revlon, Inc.:


We consent to the incorporation by reference in this registration statement on Amendment No. 4 to Form S-2 of Revlon, Inc. of our report dated March 12, 2003, relating to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related statements of operations, stockholders' deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, which report appears in the December 31, 2002 Annual Report on Form 10-K of Revlon, Inc, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002.



/s/ KPMG LLP


New York, New York
May 6, 2003